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Exhibit 32.2

Certification

        Pursuant to 18 U.S.C. § 1350, the undersigned officer of Cimarex Energy Co. (the "Company"), hereby certifies, to such officer's knowledge, that the Company's Quarterly Report on Form 10-Q for the period from January 1, 2003 to June 30, 2003 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 11, 2003	/s/ PAUL KORUS Name: Paul Korus Title: Vice President, Chief Financial Officer and Treasurer

        The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a separate disclosure document.

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  Exhibit 32.2